Exhibit 10.1

OMNIBUS AMENDMENT

THIS OMNIBUS AMENDMENT (this “Amendment”) is made and entered into as of December 7, 2007 (the “Effective Date”) by and between Rentech, Inc., a corporation incorporated in the USA under provisions of the laws of the state of Colorado, USA (“Rentech”), Medicine Bow Fuel & Power LLC, a limited liability corporation organized under provisions of the laws of the state of Delaware (“Licensee”), and DKRW Advanced Fuels LLC, a limited liability corporation organized under provisions of the laws of the state of Delaware (“Advanced Fuels”) in consideration of the following circumstances.  Rentech, Licensee and Advanced Fuels are sometimes referred to in this Amendment individually as a “Party” and collectively as “Parties.”

A.           Rentech and either Licensee or Advanced Fuels have entered into (i) a License Agreement dated January 12, 2006, as amended on October 26, 2007, between Rentech and Licensee (the “Site License Agreement”), (ii) a Project Development Participation Agreement dated January 12, 2006 between Rentech and Advanced Fuels (the “Participation Agreement”), (iii) a Master License Agreement dated January 12, 2006 between Rentech and Advanced Fuels (the “Master License Agreement”), and (iv) a Fischer-Tropsch Catalyst Supply Agreement dated June 30, 2007, as amended on October 26, 2007, between Rentech and Licensee (the “Catalyst Agreement”).  (Certain capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Site License Agreement.)

B.           The Parties concur that as a result of intervening events which have occurred since the Effective Date, Rentech’s development of its test facility to establish the Test Conversion Rate and Test Catalyst Consumption Rate pursuant to Section 2.7(b) of the Site License Agreement will occur at a different time than Licensee’s need for such results in connection with its current plans for development, design and financing of the Licensed Plant.

C.           In light of Licensee’s and Advanced Fuels’ continued desire to develop and commercialize Rentech’s technology at the Licensed Plant, and in light of Rentech’s continued desire to maintain technology development arrangements in place with Licensee and with Advanced Fuels, the Parties are willing to enter into this Amendment to express their further agreement with respect to certain matters set forth in the License Agreement, the Catalyst Agreement, the Participation Agreement and the Master License Agreement.

NOW, THEREFORE, in consideration of these circumstances and the following mutual covenants, premises and agreements, the Parties hereto agree as follows:

1.
The deadline for establishing the Test Conversion Rate and the Test Catalyst Consumption Rate set forth in Section 2.7(b) of the Site License Agreement is hereby extended to June 30, 2009; provided that Licensee may terminate the Site License Agreement at any time prior to June 30, 2009.

2.
Rentech affirms and agrees that neither methanol nor its derivatives is an Intermediate Hydrocarbon Product, as such term is defined in the Site License Agreement, such derivatives to include but not be limited to products produced by methanol to gasoline technologies, and acknowledges that the use of such products is not a violation of Section 2.2(iv) of the Site License Agreement and Section 3 of the Master License Agreement.

3.	To the extent the Site License Agreement remains in effect, the following dates therein are hereby modified:

a.	The deadline for Licensee to achieve Financial Close, set forth in Sections 6.1 and 16.6 of the Site License Agreement, is hereby extended to January 12, 2014.

b.	The deadline to achieve Commercial Operation, set forth in Section 6.1 of the Site License Agreement, is hereby extended to December 31, 2017.

4.	To the extent the Site License Agreement remains in effect, the following dates in the Catalyst Supply Agreement are hereby modified:

a.	The deadline for Rentech to provide basic catalyst handling and storage guidelines, set forth in Section 4.6 of the Catalyst Supply Agreement, is hereby extended by to March 31, 2009.

b.
The deadline for Rentech to enter into a binding catalyst supply agreement with pricing, to enter into a letter of intent with a second manufacturer, and to determine the qualifications and the procedure for qualifying catalyst manufacturers, each as set forth in Section 4.9 of the Catalyst Supply Agreement, is hereby extended to March 31, 2009.

c.
The deadline for Rentech and Licensee to agree on arrangements with a mutually agreeable escrow agent, as set forth in Section 4.10.1 of the Catalyst Supply Agreement, is hereby extended to March 31, 2009.

5.
The Participation Agreement is hereby terminated, and is of no further force and effect.  The warrant in the form of Exhibit 1 to the Participation Agreement, previously entered into by Rentech and Advanced Fuels, shall not be terminated by this Amendment.

6.
Licensee agrees to pay Rentech for the engineering expenses payable to Rentech with respect to the Licensed Plant, as required by the Technical Services Agreement dated January 12, 2006, as amended, between Rentech and Licensee.

IN WITNESS WHEREOF, the parties have executed duplicate originals of this Agreement by their duly authorized representatives or officers as of the date given in the introductory paragraph.

RENTECH, INC. /s/ Richard Penning Name: Richard Penning Title: Executive Vice President, Commercial Affairs	MEDICINE BOW FUEL AND POWER LLC /s/ Robert C. Kelly Name: Robert C. Kelly Title: Executive Officer
DKRW ADVANCED FUELS LLC /s/ Robert C. Kelly Name: Robert C. Kelly Title: Executive Officer